EXHIBIT 99.5

                  FORM OF STOCKHOLDERS' LOCK-UP AGREEMENT


                         Orion Power Holdings, Inc.

                             Lock-up Agreement

                             November 17, 2000

Goldman, Sachs & Co.
Credit Suisse First Boston Corporation
Deutsche Bank Securities Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Morgan Stanley & Co. Incorporated
c/o Goldman, Sachs & Co.
85 Broad Street
New York, NY  10004

         Re:  Orion Power Holdings, Inc. - Lock-Up Agreement
              ----------------------------------------------

Ladies and Gentlemen:

     The undersigned understands that Goldman, Sachs & Co., Credit Suisse First Boston Corporation, Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated, as representatives (the "Representatives"), propose to enter into an underwriting agreement (the "Underwriting Agreement") on behalf of the several Underwriters named in Schedule I to such agreement (collectively, the "Underwriters"), with Orion Power Holdings, Inc., a Delaware corporation (the "Company"), providing for a public offering of the Common Stock of the Company (the "Shares") pursuant to a Registration Statement on Form S-1 filed with the Securities and Exchange Commission (the "SEC").

     In consideration of the agreement by the Underwriters to offer and sell the Shares, and of other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the undersigned agrees that, during the period beginning from the date of the final Prospectus covering the public offering of the Shares and continuing to and including the date 180 days after the date of such final Prospectus, the undersigned will not offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of Common Stock of the Company, or any options or warrants to purchase any shares of Common Stock of the Company, or any securities convertible into, exchangeable for or that represent the right to receive shares of Common
Stock of the Company, whether now owned or hereinafter acquired, owned directly by the undersigned (including holding as a custodian) or with respect to which the undersigned has beneficial ownership within the rules and regulations of the SEC (collectively the "Undersigned's Shares").

     The foregoing restriction is expressly agreed to preclude the undersigned from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Undersigned's Shares even if such Shares would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the Undersigned's Shares or with respect to any security that includes, relates to, or derives any significant part of its value from such Shares.

     Notwithstanding the foregoing, the undersigned may (a) exercise stock options and warrants and acquire shares with respect thereto, provided that such shares are subject to the provisions of this Lock-Up Agreement, and
(b) transfer the Undersigned's Shares (i) as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth herein, (ii) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, or (iii) with the prior written consent of Goldman, Sachs & Co. on behalf of the Underwriters. For purposes of this Lock-Up Agreement, "immediate family" shall mean any relationship by blood, marriage or adoption, not more remote than first cousin. In addition, notwithstanding the foregoing, if the undersigned is a corporation, the corporation may transfer the capital stock of the Company to any wholly-owned subsidiary of such corporation; provided, however, that in any such case, it shall be a condition to the transfer that the transferee execute an agreement stating that the transferee is receiving and holding such capital stock subject to the provisions of this Agreement and there shall be no further transfer of such capital stock except in accordance with this Agreement, and provided further that any such transfer shall not involve a disposition for value. The undersigned now has, and, except as contemplated by clause (a) or (b) above, for the duration of this Lock-Up Agreement will have, good and marketable title to the Undersigned's Shares, free and clear of all liens, encumbrances, and claims whatsoever other than as described in the Prospectus (as defined in the Underwriting Agreement). The undersigned also agrees and consents to the entry of stop transfer instructions with the Company's transfer agent and registrar against the transfer of the Undersigned's Shares except in compliance with the foregoing restrictions.

     The undersigned understands that the Company and the Underwriters are relying upon this Lock-Up Agreement in proceeding toward consummation of the offering. The undersigned further understands that this Lock-Up Agreement is irrevocable and shall be binding upon the undersigned's heirs, legal representatives, successors, and assigns.

                         [signature page attached]

                                            Very truly yours,

GS CAPITAL PARTNERS III, L.P.                GS CAPITAL PARTNERS II, L.P.
By:   GS Advisors III, L.L.C.,               By:   GS Advisors, L.L.C.,
      Its General Partner                          Its General Partner

BY:   /s/ John E. Bowman, Vice President     BY:   /s/ John E. Bowman,
                                                       Vice President



GS CAPITAL PARTNERS III OFFSHORE, L.P.       GS CAPITAL PARTNERS II
By:   GS Advisors III, L.L.C.,                 OFFSHORE, L.P.
      Its General Partner                    BY:  GS Advisors II, L.L.C.,
                                                  Its General Partner


BY:   /s/ John E. Bowman, Vice President     BY:   /s/ John E. Bowman,
                                                       Vice President



GOLDMAN, SACHS & CO. VERWALTUNGS,            GOLDMAN, SACHS & CO. VERWALTUNGS,
   Gmbh                                         Gmbh

By:   /s/ Joseph H. Gleberman, Managing      BY:   /s/ Joseph H. Gleberman,
          Director                                     Managing Director


      /s/ John E. Bowman, Registered Agent         /s/ John E. Bowman,
                                                       Registered Agent



STONE STREET FUND 1998, L.P.                 BRIDGE STREET FUND 1998, L.P.
By:   Stone Street 1998, L.L.C.,             By:   Bridge Street 1998, L.L.C.,
      Its General Partner                          Its General Partner

BY:   /s/ John E. Bowman, Vice President     BY:   /s/ John E. Bowman,
                                                       Vice President



STONE STREET FUND 2000, L.P.                 BRIDGE STREET SPECIAL OPPORTUNITIES
By:   Stone Street 2000, L.L.C.,                FUND 2000, L.P.
      Its General Partner                    By:     Bridge Street Special
                                                     Opportunities Fund
                                                       2000, L.L.C.,
BY:   /s/ John E. Bowman, Vice President                 Its General Partner

                                             BY:   /s/ John E. Bowman, Vice
                                                       President